NEOS ETF Trust 485BPOS

Exhibit 99.(d)(22)

AMENDED AND RESTATED SCHEDULE A

to the

ADVISORY AGREEMENT

between

NEOS INVESTMENT MANAGEMENT LLC

and

NEOS ETF TRUST

Fund	Advisory Fee Rate (% of the Fund’s average daily net assets)	Effective Date
NEOS S&P 500® High Income ETF	0.68%	August 16, 2022
NEOS Enhanced Income Aggregate Bond ETF	0.58%	August 16, 2022
NEOS Enhanced Income Cash Alternative ETF	0.38%	August 16, 2022
NEOS Bitcoin High Income ETF	0.98%	October 7, 2024
NEOS Gold High Income ETF	0.78%	June 2, 2025
NEOS Nasdaq-100 Hedged Equity Income ETF	0.68%	October 9, 2024
NEOS Enhanced Income Credit Select ETF	0.65%	September 20, 2024
NEOS Nasdaq 100 High Income ETF	0.68%	January 29, 2024
NEOS Russell 2000 High Income ETF	0.68%	June 24, 2024
NEOS Enhanced Income 20+ Year Treasury Bond ETF	0.58%	December 10, 2024
NEOS Real Estate High Income ETF	0.68%	December 22, 2024
NEOS S&P 500® Hedged Equity Income ETF	0.68%	March 30, 2025
NEOS MSCI EAFE High Income ETF	0.68%	September 10, 2025
NEOS Ethereum High Income ETF	0.98%	November 25, 2025
NEOS Long/Short Equity Income ETF	0.98%	December 5, 2025
NEOS MLP & Energy Infrastructure High Income ETF	0.68%	December 16, 2025

IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement to be effective as of the dates indicated above and with effect upon commencement of investment operations for Funds with the notation above of “TBD.”

NEOS ETF TRUST		NEOS Investment Management, LLC

By:	/s/ Garrett Paolella	By:	/s/ Troy Cates

Name: Garrett Paolella		Name: Troy Cates

Title: President and Principal Executive Officer		Title: Managing Partner